Exhibit 5.1

Terry F. Schwartz

Direct Tel: (404) 815-3731

Direct Fax: (404) 685-7031

Email: tschwartz@sgrlaw.com

September 9, 2010

Board of Directors

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

RE:	Registration Statement on Form S-3 (File No. 333-162309);
3,502,062 shares of Common Stock, no par value

Ladies and Gentlemen:

We have acted as counsel to Radiant Systems, Inc., a Georgia corporation (the “Company”), in connection with the proposed issuance of up to 3,502,062 shares of common stock, no par value per share (the “Shares”), by the Company. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2009, which included a base prospectus and which was declared effective on November 4, 2009 (File No. 333-162309) (the “Registration Statement”), a preliminary prospectus supplement, filed with the Commission on September 7, 2010 (together with the base prospectus in the Registration Statement, the “Preliminary Prospectus”) pursuant to Rule 424(b) under the Act, a registration statement on Form S-3 pursuant to Rule 462(b) under the Act (the “Rule 462(b) Registration Statement”) and a final prospectus supplement dated September 10, 2010 filed with the Commission pursuant to Rule 424(b) under the Act (together with the base prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated September 9, 2010 among the Company, certain selling stockholders named on Schedule B thereto and the underwriters named on Schedule A thereto (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus, the Rule 462(b) Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Georgia Business Corporation Code of the State of Georgia (the “Code”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Code.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K, filed September 10, 2010 (for the earliest event reported September 9, 2010), and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

/s/ Terry F. Schwartz, Esq.
Terry F. Schwartz